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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-44090 and No. 333-44320) of Hanmi Financial Corporation of our report dated January 25, 2004, related to the consolidated statements of financial condition of Hanmi Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K of Hanmi Financial Corporation for the year ended December 31, 2003.



/s/KPMG LLP
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Los Angeles, California
March 15, 2004